EXHIBIT 10.1

August 1, 2008

Ms. Kirsten Doerfert

[address]

[address]

Dear Kirsten:

This letter describes our agreement regarding your separation from employment with Urologix, Inc. (“Urologix”) effective August 1, 2008.

1.	You hereby resign as Senior Vice President as of the date of this letter agreement. Your status as “executive officer” of Urologix will cease as of the date of this letter agreement.

2.	Your employment with Urologix will terminate as of August 1, 2008. Urologix will pay you severance by continuing to pay your base salary (excluding bonus) in accordance with Urologix’ regular payroll practices for a period that will end the earliest of (1) the date on which you commence employment elsewhere, or (2) February 1, 2009 (such earlier date being referred to herein as the “Severance Period”). You agree to inform Urologix immediately when you begin new employment. Should you fail to do so, Urologix shall be entitled to repayment of all sums paid to you in severance after August 1, 2008 regardless of your actual date of new employment. With the first payroll following August 1, 2008, you will receive a single lump sum payment equal to any accrued unused vacation time due you under the Company’s vacation policy. Additionally, we will pay you the Q4 FY08 bonus if approved by the Urologix Board of Directors. The bonus, if any, will be paid to you as paid to others. Our estimate is that, if approved by the Board of Directors, it will be paid on or about August 29, 2008.

3.	The Letter Agreement related to severance and change in control matters dated August 20, 2007 will become null and void and will be superseded by this letter agreement after the date hereof, provided that the Agreement Regarding Employment, Inventions, Confidential Information and Non-Competition that you signed in connection with that Letter Agreement and dated August 21, 2007 (the “Non-Compete Agreement”) will remain in full force and effect.

4.	You may continue your group health and certain other insurance coverage according to state and federal law (COBRA) beginning September 1, 2008 for up to eighteen months, or until you become covered through another group plan, in which event your COBRA eligibility will end. Following termination of your employment, you will receive a notice detailing your rights to continue insurance coverage under COBRA. Should you elect to continue this coverage, you will be responsible for payment of the premiums for the COBRA continuation period.

5.	This letter agreement does not affect the terms of any stock option granted to you by Urologix, the terms relating to vesting, exercisability and all other matters to be subject to the provisions of the option agreements relating to such options.

In consideration for these benefits:

1.	You hereby release, agree not to sue, and forever discharge Urologix, Inc., its past and present affiliates, officers, directors, agents, shareholders, employees, insurers, indemnitors, successors or assigns (collectively the “Releasees”), from any and all claims and causes of action, known or unknown, which you may have against any and all of them. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this letter agreement including, but not limited to, any contract commission, wage or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims; and all claims arising from any federal, state or municipal law or ordinance, including the Employee Retirement Income Security Act and the Family Medical Leave Act. This release extinguishes any potential claim of discrimination arising from your employment with Urologix and termination of that relationship, including specifically any claims under the Minnesota Human Rights Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act. This release does not extinguish any claims which arise against any Releasee after you sign this letter agreement and does not extinguish any claims for payments required under this letter agreement. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee; and (b) are hereby waiving any right to recover from any Releasee under any law or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this letter agreement. You are advised by Urologix to review your rights and responsibilities under this letter agreement with your own lawyer.

2.	You have 21 days to review and consider this letter agreement. If you sign this letter agreement before 21 days have elapsed from the date on which you first receive it, then you will be voluntarily waiving your rights to the full 21-day review period.

3.

After signing this letter agreement, you have the right to rescind the release insofar as it extends to your release of claims under the Age Discrimination in Employment Act and the Minnesota Human Rights Act within 15 calendar days of the date upon which you sign this letter agreement. You understand that if you desire to rescind the release as provided above, you must put the rescission in writing and deliver it to Stryker Warren, 14405 21st Avenue North, Minneapolis, MN 55447 by hand or by mail within the required period. If you deliver the rescission by mail, it must be postmarked within the required period, properly addressed to Stryker Warren, and sent by certified mail, return receipt requested. If you effectively exercise the rescission right, Urologix may, at its option, either nullify this letter agreement or keep it in effect in all respects other than as to your release of claims that you have rescinded. If Urologix chooses to nullify this letter agreement, neither you nor Urologix will have any further obligation to the other under this letter agreement.

4.	You certify that you have returned all of Urologix’ property in your possession.

5.	You agree that you will not, directly or indirectly, make any derogatory comments to any person or entity about Urologix, its past and present affiliates, officers, directors, agents, shareholders and employees, or in any way interfere with or attempt to damage any of Urologix’ business or employment relationships.

6.	You agree to abide by the terms and conditions of the Non-Compete Agreement and agree that Urologix may, in addition to other remedies provided under the Non-Compete Agreement, withhold payments due to you under this letter agreement for violation of the Non-Compete Agreement. You also agree that the benefits provided under this letter agreement provided further and sufficient consideration for your obligations under the Non-Compete Agreement.

This letter agreement and offer of benefits to you shall not in any way be construed as an admission of liability by Urologix or as an admission that Urologix has acted wrongfully with respect to you. Urologix specifically denies and disclaims any such liability or wrongful acts.

In the event that any provisions of this letter agreement are found to be illegal or unenforceable, such provisions will be severed or modified to the extent necessary to make it enforceable and, as so severed or modified, the remainder of this letter agreement shall remain in full force and effect. This letter agreement shall be binding upon the successors and assigns of Urologix, whether pursuant to merger, exchange or sale of all or substantially all of the assets of Urologix, and such successor shall assume Urologix’ obligations hereunder.

By signing this letter agreement, you agree that you have entered into it voluntarily, without coercion, duress or reliance on any representations by any Urologix employee, agent, or lawyer.

If this letter agreement accurately reflects our understanding and agreement, please sign the original and copy and return the original to me. The copy is for your file.

Sincerely,

UROLOGIX, INC.

By:	/s/ Stryker Warren, Jr.
Stryker Warren, Jr.
Its:	Chief Executive Officer

I have read and understand and agree to the terms and conditions set forth above and have signed this agreement dated August 1, 2008 freely, voluntarily and with full knowledge and understanding of its meaning.

/s/ Kirsten Doerfert
Kirsten Doerfert

Dated: August 1, 2008

EXHIBIT A

TO

RELEASE AGREEMENT

            , 2008

Mr. Stryker Warren, Jr.

Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, MN 55447

Dear Mr. Warren:

This letter, dated more than 15 days after I signed the agreement between Urologix, Inc. and me dated August     , 2008, is to certify that I have taken no steps to exercise my 15-day right of rescission, as described on page two of the agreement.

Very truly yours,

Kirsten Doerfert